Exhibit 10.1

August 5, 2013

Jeffrey H. Cooper

8345 Coventry Court

Granite Bay, CA 95746

Re: Resignation and Separation Agreement

Dear Jeff,

You have informed of us of your intent to resign from your position as Chief Financial Officer and retire due to personal circumstances. While we regret your decision to retire, we certainly respect your wishes and appreciate your desire to work with KaloBios in a smooth transition process over the coming months. This letter agreement, when signed by both parties, will constitute your tender and our acceptance of your resignation, to be effective on the Termination Date as defined below, and our agreement on the transition process and the terms of your separation from KaloBios. Again, we appreciate your service to KaloBios and wish you the very best going forward.

1.	This Separation Agreement (this “Agreement”) is entered into between KaloBios Pharmaceutical Inc., including its officers, directors, managers, agents, and representatives (collectively, the “Company”) and Jeffrey H. Cooper (“Employee”). The purpose of this Agreement is to accept Employee’s resignation, and to agree upon a separation of Employee’s employment with Company on a basis that is satisfactory both to the Company and to the Employee.

2.	Employee’s termination date for all purposes will be December 31, 2013 (the “Termination Date”). Prior to that date, as of November 16, 2013 (the “Part-Time Date”), Employee’s employment shall change from a full time executive officer and Chief Financial Officer to a part time non-executive employee senior advisor available for up to thirty (30) hours per week. From the Part-Time Date to the Termination Date, Employee shall make himself reasonably available by telephone and email, and to the extent practical, in person at a mutually agreeable location, to answer questions and assist the Company in any matters as appropriate. The change in Employee’s full time employment from CFO to senior advisor status may be accelerated to any earlier date that the Company may elect, so long as it provides at least fourteen (14) days advance notice to Employee. Regardless of the timing of that change, the Employee shall continue to be entitled to compensation through November 15, 2013 at the same rate as his current salary as CFO. From the Part-Time Date through the Termination Date, Employee will be compensated as provided in section 4 below.

3.	For the sake of clarity, it is understood and agreed that Employee is voluntarily resigning from his employment in order to retire, and that in no way has Employee been asked to resign or terminate his employment. By entering into this Agreement, Company has accepted his resignation on the terms provided herein, and both parties wish to provide for clarity in his separation. Both Employee and Company are entering into this Agreement as a way of concluding the employment relationship between them. Employee wishes to provide for a smooth transition to his successor, to remain available for full time service until the Part-Time Date, and on a part-time, on call basis thereafter until the Termination Date.

4.	Company agrees to continue Employee’s salary as of the date of this Agreement through the Termination Date, subject to adjustment as of the Part-Time Date. From that date until the Termination Date, Employee will continue to provide services to the Company to assist in the transition of his current responsibilities for a maximum of thirty (30) hours per week at a salary of two thousand dollars ($2,000) per week through the Termination Date. All appropriate payroll taxes will be deducted therefrom. Notwithstanding the foregoing, the Company may in its discretion modify Employee’s title to Senior Advisor at any time and for any reason, including but not limited to the hiring of a successor Chief Financial Officer or equivalent. Regardless of the above, the title change to senior advisor will take effect no later than November 16 or upon the hiring of a new CFO if earlier.

5.	Employee will continue to be eligible to participate in the Company’s medical benefits plan from the date hereof through the Termination Date on the same basis on which he participated as of the date hereof. Company agrees to pay Employee’s medical coverage as elected as of the date of this Agreement, through the Termination Date, subject to any employee contribution required of employees electing the same coverage.

6.	(a) For the purposes of Employee’s unvested stock options, it is understood and agreed that service in accordance with this Agreement shall constitute Service for the purposes of unvested options, and Employee shall continue to vest according to the applicable vesting schedule through the Termination Date. Nothing in this Agreement is meant either to cancel or to accelerate the vesting of unvested options, or to affect the time for exercise or other attributes of Employee’s stock options. (b) The Company, subject to Compensation Committee approval, will provide an adjusted pro-rata bonus for the period April 1 through November 15, based on all relevant factors, including Employee’s performance before and after the date of this Agreement, his willingness to work through the transition period provided for in this Agreement, and the achievement of Company goals. For the sake of clarity, Employee is eligible for participation in the bonus program subject to potential proration as stated above, but whether the Employee becomes entitled to any bonus under this paragraph remains entirely within the discretion of the Compensation Committee, which will consider achievement by the Company of corporate objectives in addition to Employee’s personal objectives.

7.	Employee agrees and understands that after the Termination Date he will no longer be eligible to participate in the Company’s short or long-term disability plans, health insurance plans or other company sponsored insurance, except for COBRA coverage, and that after the Termination Date, he will no longer be eligible to contribute to the Company’s 401(k) Retirement Savings Plan, or participate in any other employee benefit plans. Nothing in this Agreement is intended to affect or prevent Employee’s ability to elect COBRA coverage at his expense for COBRA-eligible health and welfare plans consistent with what the Employee was enrolled in as of the date of this Agreement, provided, however, Employee must timely elect COBRA coverage by completing the COBRA enrollment forms sent by the COBRA Administrator.

8.	Employee agrees that he will submit any business expense reports to the Company consistent with Company policy and timing prior to the Termination Date, with any final reports to be submitted within fifteen (15) days after the Termination Date, and the Company agrees to pay all such properly submitted expense reports subject to Company policy in accordance with its customary procedures.

9.	Employee agrees that on or before the Termination Date he shall immediately return to the Company all Company property, including but not limited to all computer equipment, mobile devices, keys, key cards, security badges, passwords, tangible proprietary information, documents, books, records, reports, customer and contact lists, computer files and data (and any copies thereof), which exist in any medium, which were prepared or obtained by Employee in the course of or incident to his employment.

10.	Employee warrants and represents that he has not and will not improperly disclose any non-public Company materials, documents, or other confidential information (“Confidential Information”) to third parties. Employee acknowledges and agrees that violation(s) of the foregoing shall render this Agreement null and void. Employee further agrees and stipulates that disclosure of Confidential Information may result in irreparable harm to Company for which monetary damages would be inadequate to compensate, and that any such improper disclosure of Confidential Information will entitle the Company to seek injunctive relief. Employee understands and agrees that the provisions of his Proprietary Information and Inventions Assignment Agreement shall remain in full force and affect according to its terms, before and after the Termination Date.

11.	For the sake of clarity, it is understood and agreed that Employee is voluntarily resigning from his employment in order to retire, and that in no way has Employee been asked to resign or terminate his employment. Employee agrees that the foregoing payments and benefits (and any expense reimbursements as provided herein) shall constitute all money and benefits owed or payable to Employee, including all amounts due under his employment letter agreements with the Company dated on April 23, 2012 and July 5, 2012, (together, the “Employment Agreement”), and that Employee is not entitled to and will not seek any further compensation from the Company for any other claims, damages, costs or attorneys fees. Company and Employee agree that the terms of this Agreement shall supersede and to the extent necessary to give effect to this Agreement, amend and modify the Employment Agreement. In case of a conflict between this Agreement and the Employment Agreement, this Agreement shall control. To the extent not modified by this Agreement, the Employment Agreement shall control.

12.	Employee understands that:

12.1.	Employee should carefully read and fully understand all of the terms of the Agreement;

12.2.	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

12.3.	Employee knowingly and voluntarily intends to be legally bound by this Agreement;

12.4.	Employee was advised and hereby is advised in writing to consult with an attorney of Employee’s choice prior to signing this Agreement; and

13.	Employee will cooperate with requests for information or assistance that the Company may make from time to time up until Employee’s Termination Date.

14.	Employee agrees that for two (2) years after the Termination Date, Employee will not directly or indirectly solicit, hire or encourage the soliciting or hiring of any individual employed by the Company or any of its subsidiaries. Employee also agrees that for two (2) years after the Termination Date, Employee will not directly or indirectly induce any individual employed by the Company or any of its subsidiaries to leave the Company or subsidiary for any reason whatsoever.

15.	In light of his voluntary resignation, Employee will not make a claim for unemployment benefits, and if he does so, Company reserves the right to review and correct or confirm Employee’s reason for termination as a voluntary resignation, if necessary or requested by the Employment Development Department.

16.	Should any provision of this Agreement be determined by any court to be wholly or partially illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions shall not be affected, and said illegal, unenforceable or invalid provisions shall be deemed not to be a part of this Agreement.

17.	Employee and Company agree that any prior communications that may have referenced certain notice and termination benefits are superseded by this Agreement, for which good and valuable consideration has been exchanged.

18.	Employee and Company agree that this Agreement contains their complete and final agreement and that there are no representations, statements, or agreements that have not been included within this Agreement.

19.	Employee and Company acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

20.	This Agreement shall be binding upon Employee and Company, the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

21.	This Agreement shall be interpreted, enforced and governed by the laws of the state of California without regard or giving effect to its conflict of laws principles. Employee and Company agree that any litigation regarding the application and interpretation or alleged breach of this Agreement shall be brought in the state courts of San Mateo County, California or in the United States District Court for the Northern District of California. Employee and Company agree to submit to the exclusive jurisdiction and venue of those courts.

22.	This Agreement may be executed in several counterparts, including by facsimile, .pdf file, or photocopied signature, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Jeff, again I want to wish you the very best in your retirement and express my appreciation for your service to KaloBios. I look forward to working with you on transition matters prior to your departure from the Company.

Sincerely,

KALOBIOS PHARMACEUTICALS INC.

By:	/s/ David Pritchard
David Pritchard, President and CEO Date: August 5, 2013

AGREED TO AND ACCEPTED as of the 5th day of August, 2013, including without limitation tender of resignation to be effective as of the Termination Date:

/s/ Jeffrey H. Cooper
Jeffrey H. Cooper